Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

RANEXA™ TERMINATED VENTRICULAR TACHYCARDIAS IN PRECLINICAL STUDY

— Potent inhibition of late sodium channel activity stopped abnormal heart rhythm —

PALO ALTO, Calif., January 17, 2003 —Ranexa™ (ranolazine) was shown both to terminate and to suppress ventricular tachycardias in a preclinical study presented at the Molecular Pathology of Cardiac Arrhythmias session of the Keystone Symposia in Santa Fe, N.M. The study was conducted by investigators at the University of Florida and the Masonic Medical Research Laboratory in Utica, NY, in conjunction with scientists at CV Therapeutics, Inc. (Nasdaq: CVTX).

In this study, an isolated guinea pig heart model was used to observe the effects of drugs on the electrical activity of the heartbeat, in particular the electrical recovery or repolarization phase. Early afterdepolarizations (EADs) are abnormal delays in the repolarization of the heart, and can initiate ventricular tachycardias (VT) in this model. Drug-induced EADs are believed to be a potential indicator of the ability of a drug to cause arrhythmias. ATX-II, a naturally occurring toxin, elicits EADs and VT in this model by selective activation of the late sodium channel in the heart. In other preclinical studies, Ranexa has been shown to inhibit the late sodium channel.

In this study, EADs and VT could not be induced with Ranexa (5 to 30 µM) alone or in combination with ATX-II (≤100 nM; Ranexa, 5 µM; n=7). In the absence of Ranexa, ATX-II (≥10 nM) induced EADs and VT in four of five hearts. These arrhythmias were terminated by subsequent application of Ranexa (5-30 µM; n=12).

“We have evidence that Ranexa inhibits the late sodium channel in heart tissue and we believe that this late sodium channel effect is responsible for the suppression and elimination of arrhythmias we observed in this preclinical study,” said Luiz Belardinelli, M.D., vice president, drug research and pharmacological sciences, and CVT Distinguished Fellow of Cardiovascular Science.

CV Therapeutics recently submitted a new drug application to the U.S. Food and Drug Administration (FDA) seeking approval to market Ranexa for the treatment of chronic angina, a serious condition marked by repeated and sometimes unpredictable attacks of cardiac pain. Angina affects more than 6.6 million people in the United States, according to the American Heart Association.

CV Therapeutics is a development-stage company. None of its products have been approved for marketing by the FDA or other foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa™ (ranolazine), the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX), is being developed for the potential treatment of chronic angina. Tecadenoson, an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.

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